Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2024 as it pertains to the consolidated financial statements of Guardian Pharmacy, LLC and subsidiaries, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-274847) of Guardian Pharmacy Services, Inc. dated September 16, 2024.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 16, 2024